EXHIBIT 11
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                 WHITMAN EDUCATION GROUP, INC. AND SUBSIDIARIES
                COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK


                                                         FOR THE YEAR ENDED
                                                   MARCH 31, 1997    March 31, 1996
                                                   ==============    ==============

Primary:
Average shares outstanding ......................     11,404,862         10,235,956
                                                    ============       ============

Net loss ........................................   $ (4,363,357)     $   (100,571)
Per share amount ................................   $      (0.38)     $       (.01)

Fully diluted:
     Average shares outstanding .................     11,404,862         10,235,956
Net effect of stock options and warrants based on
     the treasury stock method using average year
     and year-end market prices, respectively ...      2,035,441          1,331,505
Sanford-Brown shares held in escrow .............           --            1,021,612
                                                    ------------       ------------

Total ...........................................     13,440,303         12,589,074
                                                    ============       ============

Net loss ........................................   $ (4,363,357)     $   (100,571)
Per share amount ................................   $      (0.32)     $       (.01)

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     Net loss per share of common  stock for  primary  purposes  is  computed by dividing the net loss by the weighted average number of shares outstanding during the period adjusted for common stock equivalents when such adjustments result in dilution of earnings per share. The Company has considered all common stock equivalents for purposes of calculating fully diluted earnings per share regardless of their dilutive effect. Included as common stock equivalents for the year ended March 31, 1996, for fully diluted purposes are 1,021,612 shares issued in connection with the acquisition of Sanford-Brown College that remained in escrow to be disbursed to the seller or returned to the Company upon the occurrence of, or failure to achieve certain events.



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                 WHITMAN EDUCATION GROUP, INC. AND SUBSIDIARIES
                COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK


                                                      FOR THE THREE MONTHS ENDED
                                                    MARCH 31, 1997     MARCH 31, 1996
                                                    ==============     ==============

Primary:
Average shares outstanding ......................     12,390,256         10,285,232

Net effect of dilutive stock options and warrants
   based on the treasury stock method using the
   average market price .........................             --            916,292
Sanford-Brown shares held in escrow .............             --          1,021,612
                                                    ------------      -------------

Total ...........................................     12,390,256         12,223,136
                                                    ============      =============
Net (loss) income ...............................   $ (4,363,357)
$................................................        982,683
Per share amount ................................   $      (0.35)     $        0.08

Fully diluted:
   Average shares outstanding ....................    12,390,256         10,285,232
Net effect of stock options and warrants based on
   the treasury stock method using average quarter
   and quarter-end market prices .................     1,445,433          1,331,505
Sanford-Brown shares held in escrow ..............            --          1,021,612
                                                    ------------      -------------

Total ............................................    13,835,689         12,638,349
   ============    ============

Net (loss) income ................................  $ (4,363,357)     $    982,683
Per share amount .................................  $      (0.32)     $       0.08

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     Net  (loss)  income  per share of  common  stock for  primary  purposes  is computed by dividing net (loss) income by the weighted average number of shares outstanding during the period adjusted for common stock equivalents when such adjustments result in dilution of earnings per share. The Company has considered all common stock equivalents for purposes of calculating fully diluted earnings per share regardless of their dilutive affect. Included as common stock equivalents for the three months ended March 31, 1996 for fully diluted proposes are 1,021,612 shares issued in connection with the acquisition of Sanford-Brown College that remained in escrow to be disbursed to the seller or returned to the Company upon the occurrence of, or failure to achieve certain events.